EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES 2012 EARNINGS WITH
RECORD ADJUSTED NET INCOME AND
FREE CASH FLOW PER SHARE

 2012 Highlights
·	Net income of $2.17 per share
·	Record adjusted net income per share of $2.70
·	Cash from operations of $5.03 per share
·	Free cash flow per share doubled to a record $4.35
·	Completed two strategic acquisitions
·	Commissioned new can plants in Russia and Jordan
·	Increased metal food can volumes
·	Increased cash dividend per share by 9 percent
·	Commenced tender offer for up to $250 million of stock

STAMFORD, CT, January 29, 2013 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported full year 2012 net income of $151.3 million, or $2.17 per diluted share, as compared to full year 2011 net income of $193.2 million, or $2.75 per diluted share.  Adjusted net income per diluted share was $2.70 for the full year 2012, after adjustments increasing net income per diluted share by $0.53.  Adjusted net income per diluted share was $2.63 for the full year 2011, after a net adjustment reducing net income per diluted share by $0.12.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by

(more)

SILGAN HOLDINGS
January 29, 2013

the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

The Company delivered net cash provided by operating activities of $351.7 million in 2012 and free cash flow of $303.7 million in 2012 as compared to free cash flow of $152.9 million in 2011.  Free cash flow in 2012 benefited from a reduction in inventory of $56.8 million, other working capital improvements and a planned decrease in capital expenditures.  The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure, which adjusts net cash provided by operating activities for capital expenditures, voluntary contributions to domestic pension benefit plans and changes in outstanding checks.

“While 2012 was not without its challenges, we are pleased to have successfully delivered another year of record adjusted net income per diluted share of $2.70 and record free cash flow per diluted share of $4.35, a free cash flow yield of over 10 percent,” said Tony Allott, President and CEO.  “As we entered 2012, we indicated that driving strong cash flow was going to be one of our priorities, and our businesses successfully responded by improving working capital metrics across the board.  More importantly, we implemented a series of strategic initiatives to enhance each of our business franchises and position them for further profit and cash flow improvements,” continued Mr. Allott.  “Our metal container business did deviate from its historic steady profit growth, but this was largely due to the impact of significant working capital reductions, logistical challenges with customer demand and European market weakness.  Additionally, we began funding two major initiatives in our food can operations in 2012.  The first program, “Can Vision 2020,” is designed to dramatically reduce system costs of canned foods to the store shelf.  The second program represents an industry-wide campaign through the Can Manufacturers Institute to communicate the significant and sustainable benefits of canned foods to our customers, retailers and consumers.  As a result of the temporary nature of these cost challenges, successes in increasing can volumes in 2012 and the clear and growing competitive advantage of the metal food can, we remain confident in the ongoing strength of this business.  In addition, we are pleased with the operational improvement in plastic containers and the overall performance of the closures business in 2012,” continued Mr. Allott.  “In 2013, we anticipate making further investments in strategic activities, continuing to drive reductions in

(more)

SILGAN HOLDINGS
January 29, 2013

working capital and completing our tender offer, all of which are expected to deliver full year adjusted earnings per diluted share in a range of $3.05 to $3.20, an increase of 13 percent to 19 percent,” concluded Mr. Allott.

Net sales for the full year of 2012 were $3.59 billion, an increase of $79.1 million, or 2.3 percent, as compared to 2011.  This increase was the result of an increase in net sales in the metal container and plastic container businesses, partially offset by a decrease in net sales in the closures business.

Income from operations for 2012 was $325.5 million, a decrease of $28.6 million, or 8.1 percent, as compared to $354.1 million for 2011, and operating margin decreased to 9.1 percent from 10.1 percent for the same periods.  These decreases were largely the result of the inclusion in 2011 of $25.2 million of income from corporate development activities, including proceeds received from the termination of the Graham Packaging merger agreement, and a decrease in income from operations in the metal container business.  These decreases were partially offset by an increase in income from operations in the plastic container business.  Income from operations for 2012 included rationalization charges of $8.7 million, plant start-up costs of $6.4 million and costs attributable to 2012 acquisitions of $1.5 million.  Income from operations for 2011 included rationalization charges of $7.7 million and a charge of $3.3 million for the resolution of a past product liability dispute.

Interest and other debt expense before loss on early extinguishment of debt for 2012 remained unchanged at $63.0 million as compared to 2011, with the impact of higher average outstanding borrowings being offset by lower average interest rates largely attributable to the issuance in March 2012 of $500 million of 5% Senior Notes due 2020 and the refinancing of the senior secured credit facility in July 2011.  The loss on early extinguishment of debt of $38.7 million in 2012 was a result of the redemption of the 7¼% Senior Notes, while the loss on early extinguishment of debt of $1.0 million in 2011 was a result of the refinancing of the senior secured credit facility.

(more)

SILGAN HOLDINGS
January 29, 2013

The effective tax rate was 32.4 percent and 33.4 percent for 2012 and 2011, respectively.  The effective tax rate for 2012 was favorably impacted by changes to statutory tax rates enacted in certain jurisdictions and the resolution of certain issues with tax authorities.

Metal Containers

Net sales of the metal container business were $2.29 billion in 2012, an increase of $82.2 million, or 3.7 percent, as compared to $2.21 billion in 2011.  This increase was primarily due to an increase in unit volumes, due in large part to the inclusion of net sales from the 2011 and 2012 acquisitions, and higher average selling prices as a result of the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation and lower price realization in the European markets largely in exchange for improved customer credit terms.

Income from operations of the metal container business in 2012 was $231.5 million, a decrease of $24.8 million as compared to $256.3 million in 2011, and operating margin decreased to 10.1 percent from 11.6 percent over the same periods.  These decreases were primarily due to lower overhead absorption in 2012 as a result of planned inventory reductions as compared to favorable overhead absorption in 2011 due to an inventory build, inefficiencies as a result of the timing, mix and geography of customer requirements, the impact from lower price realization in Europe, start-up costs of $6.4 million for new production facilities in eastern Europe and the Middle East, higher depreciation expense and higher rationalization charges.  These decreases were partially offset by an increase in unit volumes and a $3.3 million charge in 2011 for the resolution of a past product liability dispute.  Rationalization charges were $2.5 million and $1.4 million in 2012 and 2011, respectively.

Closures

Net sales of the closures business were $680.1 million for 2012, a decrease of $7.7 million, or 1.1 percent, as compared to $687.8 million in 2011.  This decrease was primarily the result of the unfavorable impact from foreign currency translation, lower net sales in Europe due to weak economic conditions and lower average selling prices as a result of the pass through of lower resin costs, partially offset by higher unit volumes in the single-serve beverage market in the U.S.

(more)

SILGAN HOLDINGS
January 29, 2013

Income from operations of the closures business for 2012 decreased $2.8 million to $73.1 million as compared to $75.9 million in 2011, and operating margin decreased to 10.7 percent from 11.0 percent over the same periods.  These decreases were primarily attributable to price pressure and lower unit volumes in the European market, unfavorable foreign currency translation and higher rationalization charges.  These decreases were partially offset by higher unit volumes in the single-serve beverage market in the U.S. and benefits from ongoing cost reduction initiatives and improved manufacturing efficiencies.   Rationalization charges were $2.9 million and $1.8 million in 2012 and 2011, respectively.

Plastic Containers

Net sales of the plastic container business were $614.5 million in 2012, an increase of $4.6 million, or 0.8 percent, as compared to $609.9 million in 2011.  This increase was principally due to the inclusion of net sales from the plastic food container operations acquired in August 2012, partially offset by lower average selling prices as a result of the pass through of lower raw material costs, selectively lower unit volumes in the base business and the impact of unfavorable foreign currency translation.

Income from operations of the plastic container business was $30.8 million, an increase of $18.2 million as compared to $12.6 million in 2011, and operating margin increased to 5.0 percent from 2.1 percent over the same periods.  These increases were primarily attributable to the continued improvement in operating performance, the favorable comparison of the year-over-year resin pass through lag effect which benefited 2012, the inclusion of the recently acquired plastic food container operations and lower rationalization charges.   Rationalization charges were $3.3 million and $4.0 million in 2012 and 2011, respectively.

Fourth Quarter

The Company reported net income for the fourth quarter of 2012 of $29.4 million, or $0.42 per diluted share, as compared to net income for the fourth quarter of 2011 of $37.1 million, or $0.53 per diluted share.  Adjusted net income per diluted share for the fourth quarter of 2012 was $0.47 after adjustments increasing net income per diluted share by $0.05, as compared to $0.56 in the prior year quarter, after adjustments increasing net income per diluted share by $0.03.

(more)

SILGAN HOLDINGS
January 29, 2013

Net sales for the fourth quarter of 2012 increased $22.9 million, or 2.7 percent, to $858.8 million as compared to $835.9 million for the fourth quarter of 2011.  This increase was primarily due to an increase in unit volumes in the metal and plastic containers businesses due largely to the inclusion of net sales from the 2012 acquisitions and higher average selling prices from the pass through of higher tinplate steel costs, partially offset by lower average selling prices from the pass through of lower resin costs, the impact of weak economic conditions in Europe and the impact of unfavorable foreign currency translation.

Income from operations for the fourth quarter of 2012 was $58.7 million, a decrease of $11.3 million, or 16.1 percent, as compared to $70.0 million for the fourth quarter of 2011, and operating margin decreased to 6.8 percent from 8.4 percent over the same periods.  These decreases were partially due to the comparison to a very strong quarter in the metal container business in the fourth quarter of 2011 as a result of the benefits from an inventory build and the recovery of certain project costs incurred throughout the year.  In comparison, in the fourth quarter of 2012, the Company experienced weak economic conditions in the European markets, the unfavorable impact of inventory reductions primarily in the metal container business, certain manufacturing inefficiencies due in part to the impact of hurricane Sandy and new plant start-up costs of $2.1 million, which were partially offset by improved operating performance in the plastic container business, higher unit volumes in the metal container business and the inclusion of the recently acquired plastic food container operations.  Rationalization charges were $2.9 million in each of the fourth quarters of 2012 and 2011.

Interest and other debt expense before loss on early extinguishment of debt for the fourth quarter of 2012 was $15.4 million, a decrease of $0.9 million as compared to 2011.  This decrease was primarily due to lower average interest rates, partially offset by higher average outstanding borrowings as a result of the issuance in March 2012 of $500 million of 5% Senior Notes.

The effective tax rate for the fourth quarter of 2012 was 32.2 percent as compared to 30.9 percent in the fourth quarter of 2011.

(more)

SILGAN HOLDINGS
January 29, 2013

Dividend

On December 17, 2012, the Company paid a quarterly cash dividend in the amount of $0.12 per share to holders of record of common stock of the Company on December 3, 2012.  This dividend payment aggregated $8.4 million.

Outlook for 2013

The Company currently estimates that its adjusted net income per diluted share for the full year 2013 will be in the range of $3.05 to $3.20, which excludes rationalization charges and plant start-up costs.  The primary drivers of the anticipated year-over-year increase are improved profitability in each business, the full year benefit from the 2012 acquisitions and the estimated impact from the purchase of $250 million of common stock pursuant to the Company’s “modified Dutch Auction” tender offer expected to be completed in February 2013.

Net sales in the metal container business are expected to be higher in 2013 as compared to 2012 primarily due to the contractual pass through of higher raw material and other manufacturing costs and an anticipated slight increase in unit volumes.  Income from operations in the metal container business is expected to modestly improve as a result of slight volume growth, operational improvements and the benefits from the new plants in Russia, Jordan and the Ukraine.  These increases are anticipated to be partially offset by general inflation and the costs of funding the strategic initiatives designed to further strengthen the competitive advantage of the metal food can.    Net sales in the closures business are expected to increase slightly in 2013 primarily due to the pass through of higher raw material costs.  Income from operations in the closures business is expected to improve slightly as a result of ongoing improvements in manufacturing efficiencies, partially offset by the negative impact from the lag in passing through resin cost increases already being experienced.  Net sales in the plastic container business are expected to improve as a result of the full year inclusion of the recently acquired plastic food container operations.  Income from operations in the plastic container business is expected to increase in 2013 as a result of the full year inclusion of the plastic food container operations and continued improvement in manufacturing performance, partially offset by the negative impact from the lag in passing through resin cost increases already being experienced.

(more)

SILGAN HOLDINGS
January 29, 2013

The Company expects interest expense to increase modestly in 2013 as compared to 2012, excluding the loss on early extinguishment of debt in 2012, due primarily to higher average outstanding borrowings.

The Company currently estimates that free cash flow in 2013 will be approximately $250 million as a result of improved profitability, more modest year-over-year working capital reductions and higher capital expenditures.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2013 in the range of $0.40 to $0.50, as compared to adjusted net income per diluted share of $0.50 in the first quarter of 2012.  The estimate for the first quarter of 2013 excludes rationalization charges and plant start-up costs.  The year-over-year comparison of adjusted net income per diluted share includes the expected benefit from the recently acquired plastic food container operations and a lower number of shares outstanding with the anticipated completion of the tender offer.  These benefits are expected to be more than offset by the negative comparison of the resin pass through lag effect which benefited 2012 and is expected to unfavorably impact 2013 and the favorable absorption of overhead in the first quarter of 2012 in the metal container business as a result of a higher than normal inventory build in advance of labor negotiations.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2012 at 11:00 a.m. eastern time on January 30, 2013.  The toll free number for those in the U.S. and Canada is (800) 390-5360, and the number for international callers is (719) 325-4827.  For those unable to listen to the live call, a taped rebroadcast will be available through February 12, 2013.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 4833729.

* * *

Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012.  Silgan operates 81 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading

(more)

SILGAN HOLDINGS
January 29, 2013

supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

* * *

(more)

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2012	2011	2012	2011

Net sales	$858.8	$835.9	$3,588.3	$3,509.2

Cost of goods sold	749.4	719.1	3,070.7	2,990.6

Gross profit	109.4	116.8	517.6	518.6

Selling, general and administrative expenses	47.8	43.9	183.4	156.8

Rationalization charges	2.9	2.9	8.7	7.7

Income from operations	58.7	70.0	325.5	354.1

Interest and other debt expense before loss
on early extinguishment of debt	15.4	16.3	63.0	63.0

Loss on early extinguishment of debt	-	-	38.7	1.0

Interest and other debt expense	15.4	16.3	101.7	64.0

Income before income taxes	43.3	53.7	223.8	290.1

Provision for income taxes	13.9	16.6	72.5	96.9

Net income	$29.4	$37.1	$151.3	$193.2

Earnings per share:
Basic net income per share	$0.42	$0.53	$2.18	$2.76
Diluted net income per share	$0.42	$0.53	$2.17	$2.75

Cash dividends per share	$0.12	$0.11	$0.48	$0.44

Weighted average shares (000’s):
Basic	69,248	69,876	69,571	69,996
Diluted	69,607	70,198	69,889	70,382

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2012	2011	2012	2011
Net sales:
Metal containers	$555.1	$540.1	$2,293.7	$2,211.5
Closures	151.2	153.7	680.1	687.8
Plastic containers	152.5	142.1	614.5	609.9
Consolidated	$858.8	$835.9	$3,588.3	$3,509.2

Income from operations:
Metal containers (a)	$45.9	$63.4	$231.5	$256.3
Closures (b)	8.1	13.0	73.1	75.9
Plastic containers (c)	6.6	(2.0)	30.8	12.6
Corporate (d)	(1.9)	(4.4)	(9.9)	9.3
Consolidated	$58.7	$70.0	$325.5	$354.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2012	2011
Assets:
Cash and cash equivalents	$465.6	$397.1
Trade accounts receivable, net	326.7	339.9
Inventories	515.9	554.2
Other current assets	70.3	42.6
Property, plant and equipment, net	1,098.8	1,064.7
Other assets, net	816.2	580.6
Total assets	$3,293.5	$2,979.1

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$447.2	$507.7
Current and long-term debt	1,671.3	1,376.3
Other liabilities	421.4	437.1
Stockholders’ equity	753.6	658.0
Total liabilities and stockholders’ equity	$3,293.5	$2,979.1

(a)
Includes rationalization charges of $0.7 million for the fourth quarter of 2012 and $2.5 million and $1.4 million for the years ended December 31, 2012 and 2011, respectively.  Includes new plant start-up costs of $2.1 million and $6.4 million for the fourth quarter and year ended December 31, 2012, respectively.  Includes a charge for the resolution of a past product liability dispute of $3.3 million in 2011.

(b)
Includes rationalization charges of $0.3 million and $0.1 million for the fourth quarters of 2012 and 2011, respectively, and $2.9 million and $1.8 million for the years ended December 31, 2012 and 2011, respectively.

(c)
Includes rationalization charges of $1.9 million and $2.3 million for the fourth quarters of 2012 and 2011, respectively, and $3.3 million and $4.0 million for the years ended December 31, 2012 and 2011, respectively.

(d)
Includes income of $25.2 million for the year ended December 31, 2011 for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs associated with certain corporate development activities.  Includes rationalization charges of $0.5 million for the quarter and year ended December 31, 2011.  Includes costs attributable to announced acquisitions of $1.5 million for the year ended December 31, 2012.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2012	2011

Cash flows provided by (used in) operating activities:
Net income	$151.3	$193.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	169.9	162.6
Rationalization charges	8.7	7.7
Loss on early extinguishment of debt	38.7	1.0
Other	(2.3)	19.9
Other changes that provided (used) cash, net
of effects from acquisitions:
Trade accounts receivable, net	34.6	(53.1)
Inventories	56.8	(28.1)
Trade accounts payable and other changes, net	(30.0)	56.4
Voluntary contributions to pension benefit plans	(76.0)	-
Net cash provided by operating activities	351.7	359.6

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(319.1)	(290.8)
Capital expenditures	(119.2)	(173.0)
Proceeds from asset sales	1.5	4.0
Net cash used in investing activities	(436.8)	(459.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(33.8)	(31.1)
Changes in outstanding checks - principally vendors	(4.8)	(33.7)
Shares repurchased under authorized repurchase program	(34.1)	(15.8)
Net borrowings and other financing activities	226.3	402.7
Net cash provided by financing activities	153.6	322.1

Cash and cash equivalents:
Net increase	68.5	221.9
Balance at beginning of year	397.1	175.2
Balance at end of year	$465.6	$397.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2012	2011	2012	2011

Net income per diluted share as reported	$0.42	$0.53	$2.17	$2.75

Adjustments:
Rationalization charges	0.03	0.03	0.08	0.07
New plant start-up costs	0.02	-	0.06	-
Proceeds from termination of merger agreement	-	-	-	(0.37)
Costs attributable to announced acquisitions	-	-	0.02	0.14
Loss on early extinguishment of debt	-	-	0.37	0.01
Resolution of product liability dispute	-	-	-	0.03
Adjusted net income per diluted share	$0.47	$0.56	$2.70	$2.63

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended,

        Table B

	First Quarter			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2013	High 2013	2012	Low 2013	High 2013	2012

Net income per diluted share as estimated for 2013 and as reported for 2012	$0.37	$0.47	$0.47	$3.00	$3.15	$2.17

Adjustments:
Rationalization charges	0.01	0.01	0.03	0.03	0.03	0.08
New plant start-up costs	0.02	0.02	-	0.02	0.02	0.06
Costs attributable to announced acquisitions (2)	-	-	-	-	-	0.02
Loss on early extinguishment of debt	-	-	-	-	-	0.37
Adjusted net income per diluted share as estimated for 2013 and presented for 2012	$0.40	$0.50	$0.50	$3.05	$3.20	$2.70

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (3)
(UNAUDITED)
For the year ended December 31,
 (Dollars in millions, except per share data)

      Table C

	2012	2011

Net cash provided by operating activities	$351.7	$359.6

Capital expenditures	(119.2)	(173.0)
Voluntary contributions to pension benefit plans	76.0	-
Changes in outstanding checks	(4.8)	(33.7)
Free cash flow	$303.7	$152.9

Net cash provided by operating activities per diluted share	$5.03	$5.11

Free cash flow per diluted share	$4.35	$2.17

Weighted average diluted shares (000’s)	69,889	70,382

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, proceeds from the termination of acquisition agreements, costs attributable to announced acquisitions, the loss on early extinguishment of debt and the impact from the resolution of a past product liability dispute from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.

(3)
The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure.  The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions.  Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks, reduced by capital expenditures and increased by voluntary contributions to domestic pension benefit plans. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.